Exhibit 99.1

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

VeraSun Energy Corporation and its subsidiaries are collectively referred to as “VeraSun,” the “Company,” “we,” “us” and “our”. The unaudited condensed combined pro forma statements of operations for the year ended December 31, 2007, and the six months ended June 30, 2008, are presented to show how VeraSun might have looked had the acquisition of US BioEnergy Corporation (“US BioEnergy”) occurred on January 1, 2007. On August 17, 2007, VeraSun acquired ASA OpCo Holdings, LLC from ASAlliances Biofuels, LLC (“ASAB”). The unaudited condensed consolidated pro forma statement of operations for VeraSun for the year ended December 31, 2007, combines information from the historical consolidated statement of operations of VeraSun for the year ended December 31, 2007, with the unaudited historical statement of operations of ASAB for the period from January 1, 2007, through August 17, 2007, as if the acquisition had occurred on January 1, 2007. The notes to the unaudited condensed combined pro forma statements of operations describe certain pro forma adjustments to give effect to the acquisition, had it been consummated on the assumed date.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2007, combines information from the unaudited condensed consolidated pro forma statement of operations of VeraSun and historical consolidated statement of operations of US BioEnergy for the year ended December 31, 2007. The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2008, combines information from the historical unaudited condensed consolidated statement of income of VeraSun for the six months ended June 30, 2008 and historical unaudited condensed consolidated statement of earnings of US BioEnergy for the three months ended March 31, 2008.

The unaudited condensed combined pro forma statements of operations were prepared using the purchase method of accounting. The allocation of the purchase price of US BioEnergy as reflected in these condensed combined pro forma statements of operations has been based on the preliminary estimate of the fair values of US BioEnergy’s tangible and intangible assets acquired and liabilities assumed as of April 1, 2008, the completion date of the acquisition.

These pro forma statements of operations are not necessarily indicative of the results of operations that would have occurred had the acquisitions been consummated on the assumed dates. Additionally, future results may vary significantly from the results reflected in the pro forma statements of operations due to changes in future transactions and other factors. These pro forma statements of operations have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes for the year ended December 31, 2007, incorporated by reference to our 2007 Form 10-K, our unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2008, included in our second quarter Form 10-Q, the audited consolidated financial statements and the related notes for the year ended December 31, 2007, of US BioEnergy, filed as Exhibit 99.1 to amendment No. 1 to Form 8-K filed on April 11, 2008, which are incorporated by reference into this Form 8-K, and the unaudited condensed consolidated financial statements and the related notes for the three months ended March 31, 2008, of US BioEnergy, filed as Exhibit 99.2 to this Form 8-K.

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

	Pro Forma VeraSun	Historical US BioEnergy	Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Net sales	$848,281	$588,614	$19,800	(a)	$1,484,554
			11,600	(b)
			(23,023)	(c)
			39,282	(d)
Cost of goods sold	753,087	517,665	(23,023)	(c)	1,330,811
			39,282	(d)
			(3,244)	(e)
			32,769	(f)
			12,428	(g)
			(4,356)	(h)
			3,732	(i)
			2,471	(o)

Gross profit	95,194	70,949	(12,400)		153,743

Startup expenses	4,961	—	—		4,961
Selling, general and administrative expenses	50,559	41,130	(914)	(j)	90,775
Loss on impairment of assets	—	2,471	(2,471)	(o)	—

Operating income	39,674	27,348	(9,015)		58,007

Other income (expense):
Interest expense	(33,376)	(8,609)	(9,762)	(k)	(51,747)
Interest income	11,711	6,587	—		18,298
Equity in net income of unconsolidated subsidiary	—	2,827	(2,827)	(l)	—
Other income (expense)	(241)	880	—		639

	(21,906)	1,685	(12,589)		(32,810)

Income before income taxes and minority interest	17,768	29,033	(21,604)		25,197
Income tax provision	4,975	11,706	(7,561	)(m)	9,120

Income before minority interest	12,793	17,327	(14,043)		16,077
Minority interest in net loss of subsidiary, net of income taxes	—	79	—		79

Net income	$12,793	$17,406	$(14,043)		$16,156

Per share data:
Income per common share - basic	$0.14				$0.10
Basic weighted average number of common shares	94,160		64,789	(n)	158,949
Income per common share - diluted	$0.13				$0.10
Diluted weighted average number of common and common equivalent shares	97,737		65,745	(n)	163,482

See notes to unaudited condensed combined pro forma statements of operations.

VERASUN ENERGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

	Historical				Pro Forma
	VeraSun	ASAB	Adjustments		VeraSun
	(In thousands, except per share data)
Net sales	$848,281	$—	$—		$848,281
Cost of goods sold	752,382	—	705	(a)	753,087

Gross profit	95,899	—	(705)		95,194
Start-up expenses	4,961	—	—		4,961
Selling, general and administrative expenses	37,519	38,635	(25,595)	(b)	50,559

Operating income (loss)	53,419	(38,635)	24,890		39,674
Other income (expense):
Interest expense	(33,376)	(3,338)	3,338	(b)	(33,376)
Interest income	16,855	273	(5,417)	(c)	11,711
Other income (expense):	57	(298)	—		(241)

Income (loss) before income taxes	36,955	(41,998)	22,811		17,768
Income tax provision	10,348	—	(5,373)	(d)	4,975

Net income (loss)	$26,607	$(41,998)	$28,184		$12,793

Per share data:
Income per common share - basic	$0.32				$0.14
Basic weighted average number of common shares	82,659		11,501	(e)	94,160
Income per common share - diluted	$0.31				$0.13
Diluted weighted average number of common and common equivalent shares	86,236		11,501	(e)	97,737

See notes to unaudited condensed combined pro forma statements of operations.

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2008

	Historical				Pro Forma
	VeraSun	US BioEnergy	Adjustments		Combined
	(In thousands, except per share data)
Net sales	$1,531,642	$197,155	$32	(c)	$1,740,527
			11,698	(d)
Cost of goods sold	1,424,570	171,446	32	(c)	1,609,386
			11,698	(d)
			(811)	(e)
			2,685	(f)
			(1,167)	(h)
			933	(i)

Gross profit	107,072	25,709	(1,640)		131,141

Startup expenses	6,702	—	—		6,702
Restructuring charge	2,004	—	—		2,004
Selling, general and administrative expenses	27,682	9,524	(229)	(j)	36,977

Total selling, general and administrative expenses:	36,388	9,524	(229)		45,683
Operating income	70,684	16,185	(1,411)		85,458

Other income (expense):
Interest expense	(26,314)	(405)	—	(k)	(26,719)
Interest income	1,548	763	—		2,311
Equity in net income of unconsolidated subsidiary	—	618	(618)	(l)	—
Other income (expense)	714	(6,202)	—		(5,488)

	(24,052)	(5,226)	(618)		(29,896)

Income before income taxes and minority interest	46,632	10,959	(2,029)		55,562
Income tax provision	15,175	6,204	(761)	(m)	20,618

Income before minority interest	31,457	4,755	(1,268)		34,944
Minority interest in net loss of subsidiary	6	7	—		13

Net income	$31,463	$4,762	$(1,268)		$34,957

Per share data:
Income per common share - basic	$0.25				$0.22
Basic weighted average number of common shares	124,836		32,395	(n)	157,231
Income per common share - diluted	$0.25				$0.22
Diluted weighted average number of common and common equivalent shares	127,350		32,873	(n)	160,223

See notes to unaudited condensed combined pro forma statements of operations.

VERASUN ENERGY CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENTS OF OPERATIONS

Purchase Price

These unaudited condensed combined pro forma statements of operations reflect a preliminary allocation of the purchase price as if the acquisition had been completed on January 1, 2007. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The relevant tangible assets consist mainly of US BioEnergy’s property, plant and equipment. Identifiable intangible assets include favorable and unfavorable contracts related to US BioEnergy’s business such as ethanol sales contracts, corn purchase contracts, customer relationships and lease agreements. The purchase price of $756.9 million has been calculated as follows:

Number of shares of US BioEnergy common stock outstanding at the closing date of the merger (in thousands)	79,986
Exchange ratio	0.81

Shares of VeraSun issued (in thousands)	64,789
Multiplied by VeraSun’s weighted average stock price for the period two business days before and three business days after the November 29, 2007 announcement of acquisition	$11.36	$736,001
Fair value of VeraSun’s stock options issued in exchange for US BioEnergy’s stock options outstanding as of the close date of the acquisition (1)		14,664
Other, including VeraSun’s transaction (registering and issuing) costs		7,296
Less: Cost of registering equity securities		(1,063)

Purchase price		$756,898

The preliminary allocation of the purchase price based on the estimated fair values of US BioEnergy’s assets and liabilities assumed in the acquisition are as follows (in thousands):

Assets acquired:
Cash	$51,339
Other current assets	142,917
Property, plant and equipment	1,069,350
Intangible assets	55,694
Goodwill (2)	101,773
Other non-current assets	6,571

Total assets acquired	1,427,644

Liabilities assumed:
Current liabilities, excluding current maturities on long-term debt	85,055
Long – term debt	460,979
Deferred tax liability	101,411
Other long – term liabilities	19,387
Minority interest in consolidated subsidiaries	3,914

Total liabilities assumed	670,746

Net assets acquired	$756,898

(1)	The fair value of VeraSun’s options issued in exchange for US BioEnergy’s stock options was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%; expected volatility of 65%; risk-free rate of 3.0%; and an expected life of 6.9 years.

VERASUN ENERGY CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENTS OF OPERATIONS

(2)	The excess of purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill. The major factors that contribute to goodwill include the expected future profitability of US BioEnergy, the market position of US BioEnergy, its existing facilities and plants under construction given their geographic locations, and its successful track record of plant completions and start-ups.

In the ASA Acquisition (signed on July 22, 2007), the ASAB shareholders received consideration consisting of approximately 13.8 million shares of VeraSun stock (valued at the time at $194.3 million) and $250 million of cash. ASAB’s business consisted of three facilities in Linden, Indiana, Albion, Nebraska, and Bloomingburg, Ohio in different stages of completion with an estimated production capacity of approximately 330 MMGY, of which 110 MMGY came online after the signing of the transaction, but before it closed. The allocation of this purchase price resulted in goodwill of $158.9 million, representing the excess of purchase price over the estimated fair value of identifiable net assets. The major factors that contributed to goodwill included the expected future profitability of ASAB’s facilities which reflected the spreads between commodities prices for corn and ethanol prevailing at the time, the comparative ease of integrating a less mature business without management functions (which were not acquired), the geographic locations of ASAB’s facilities, and the significant contribution to VeraSun’s production capacity compared to pre-acquisition levels, which helped establish VeraSun’s strategic position as a consolidator in a highly fractured industry.

The smaller amount of goodwill recorded in the acquisition of US BioEnergy reflects developments in the industry in the interim and differences in the transaction structures. In particular, over the course of 2007, the spread between corn and ethanol prices narrowed significantly, which contributed to a fall in the stock prices of VeraSun and US BioEnergy as well as other ethanol companies. The closing prices of VeraSun’s and US BioEnergy’s stock as of July 20, 2007 (the last trading day before the signing of the ASA Acquisition) and November 28, 2007 (the last trading day before the signing of acquisition agreement with US BioEnergy) fell from $13.72 and $10.59 to $10.64 and $8.03, respectively. Structurally, the transactions differ in that the transaction with US BioEnergy involves a merger of equals with consideration consisting entirely of VeraSun stock (other than cash to be paid in lieu of fractional shares). As a result, US BioEnergy shareholders can continue to participate in the development of the combined company to a significantly larger extent than the shareholders of ASAB who only received a portion of their consideration in stock.

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company performed an interim impairment test of its goodwill, identifiable intangible assets and all its long-lived assets as of April 1, 2008, due to events and changes in circumstances that indicated an impairment might have occurred. The major factor deemed by management to have constituted an impairment triggering event was the sustained decrease in the Company stock price relative to the book value of the Company coupled with a significant issuance of common stock, pursuant to the acquisition of US BioEnergy.

The Company estimated the fair value of the enterprise utilizing several fair value measurement techniques, including two market estimates and one income estimate, and using relevant data available through and as of April 1, 2008. Under the market approaches, the fair value of the enterprise was estimated based upon the fair value of invested capital for VeraSun, as well as a separate comparison to revenue and earnings before interest, taxes, deprecation, and amortization, “EBITDA,” multiples for similar publicly traded companies in the renewable energy industry. The fair value estimates using both market approaches included a control premium similar to those observed for historical renewable energy company market transactions. Under the income approach, the fair value of the enterprise was estimated based upon the present value of estimated future cash flows for VeraSun. The income approach is dependent on a number of critical management assumptions including estimates of ethanol and distiller sales price, corn and natural gas cost, appropriate discount rates and other relevant assumptions.

Taking into consideration a weight of the two market estimates and the income estimate the indicated fair value of the enterprise was more than its carrying value, and therefore, the Company was not required to perform step two of the SFAS 142 goodwill impairment testing methodology.

Due to extreme corn and crude oil price volatility, tight credit markets, the volatility of the Company’s stock price and the resulting decline in its market capitalization and, the uncertain economic environment, as well as other uncertainties, the Company can provide no assurance that a material impairment charge to goodwill, intangible assets and all long lived assets will not occur in a future period. The Company will continue to monitor circumstances and events in future periods to determine whether additional interim asset impairment testing is warranted.

VERASUN ENERGY CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENTS OF OPERATIONS

Pro Forma Statements of Operations adjustments related to the Combined Company US Bio Energy acquisition

(a)	Represents an adjustment to revenue for unfavorable ethanol sales contracts acquired, upon delivery of the contracted ethanol.

(b)	Represents an adjustment to revenue for unfavorable distillers sales contracts acquired, upon delivery of the contracted distillers grains.

(c)	Represents an income statement reclassification of US BioEnergy’s mark-to-market income (loss) on ethanol hedges to be consistent with VeraSun’s presentation policies.

(d)	Represents an income statement reclassification to record US BioEnergy’s freight costs as cost of goods sold versus netting with net sales to be consistent with VeraSun’s presentation policies.

(e)	Reflects the reduction in depreciation expense associated with recording US BioEnergy’s property and equipment at its preliminary estimated fair value based upon a 19 year average economic life.

(f)	Represents an adjustment to cost of goods sold for favorable corn purchase contracts acquired.

(g)	Represents an adjustment to cost of goods sold for the fair value adjustment of corn inventories acquired.

(h)	Reflects an adjustment to cost of goods sold for unfavorable rail car contracts.

(i)	Reflects the amortization related to the finite-lived identifiable intangible assets related to the US BioEnergy acquisition.

(j)	Reflects the elimination of the CEO salary of US BioEnergy. The CEO of US BioEnergy did not transition to VeraSun but became a non-executive director of VeraSun upon completion of the transaction. It is not anticipated that any additional employees will be hired to carry out any of the duties previously performed by US BioEnergy’s CEO.

(k)	Represents amortized debt discount on the fair value adjustment to debt for 2007. No adjustment to interest expense is required for 2008 for the fair value adjustment to debt as the increased interest cost increases the amount of capitalized interest on construction in progress.

(l)	Reflects the elimination of US BioEnergy’s share of net income in Provista Renewable Fuels Marketing, LLC (“Provista”). On March 31, 2008, US BioEnergy and CHS Inc. (“CHS”) executed a Purchase Agreement, whereby US BioEnergy sold all of its fifty-percent membership interest in Provista to CHS, effective on April 1, 2008.

(m)	Reflects the tax effect of the pro forma adjustments based on the estimated effective rate of 37.5% for 2008 and 35% for 2007.

(n)	Reflects the issuance of 64,789,000 shares of common stock as consideration paid for US BioEnergy and the dilutive effect of stock options.

(o)	Reflects the reclassification of loss on impairment of an asset to cost of goods sold, to be consistent with VeraSun’s presentation policy.

VERASUN ENERGY CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENTS OF OPERATIONS

Pro Forma Statements of Operations adjustments for VeraSun Energy Corporation related to ASA acquisition

(a)	Reflects the amortization related to the finite-lived identifiable intangible assets related to the ASA acquisition.

(b)	Reflects the elimination of non-recurring ASAB level expenses directly related to the acquisition. On August 17, 2007, VeraSun purchased all of the equity interests in ASA Holdings from ASAB. ASA Holdings owns three biorefineries, which were substantially all of the key operating assets of ASAB. On August 17, 2007, employees at the ASAB level were terminated with the exception of six employees who were temporarily retained to address transitional issues and terminated employment on February 17, 2008. All of the functions provided by ASAB were absorbed by VeraSun’s existing organization without adding additional employees. The pro forma adjustments for the year ended December 31, 2007 include $11.3 million of severance costs, $7.4 million of transactional costs (primarily investment banking fees), and $6.9 million of expense related to the write-off of deferred financing fees associated with the ASAB debt (not assumed). Interest expense was eliminated entirely as it related to ASAB debt that was not assumed. Interest expense related to ASA Holdings’ facilities under construction was capitalized as part of construction costs.

(c)	Reflects the reduction of interest income related to cash consideration for the purchase of ASA Holdings. Interest income is calculated at 4% per annum.

(d)	Reflects the income tax effect of the results of operations of the acquired entity and the pro forma adjustments at an estimated effective tax rate of 28.0% for 2007.

(e)	Reflects the issuance of 13,801,284 shares of common stock as part of the consideration paid for ASA Holdings.